Exhibit (C)(vii)

*** For Discussion Purposes Only *** Project Picasso Tax Receivable Agreement Discussion May 1, 2024

*** For Discussion Purposes Only *** Overview of TRAs ◾ A Tax Receivable Agreement (TRA) is a contractual agreement between a public company and the company’s pre-IPO owners that requires payments from the former to the latter related to tax attributes held by the company ◾ These tax attributes are most often found in IPOs, in which selling pre-IPO shareholders recognize a taxable gain that also triggers a valuable tax basis step-up at the newly public company – In essence, the TRA forces the company to compensate these parties for the step-up as a distinct asset – Additionally, TRAs can be found in a wide range of other settings and cover other tax attributes, such as NOLs ◾ As the relevant tax attributes are used by the company, a TRA obligates the company to make periodic cash payments to the pre-IPO owners party to the TRA for a portion of the achieved savings – TRAs often require that 85% of the cash tax benefit realized by the company be paid to pre-IPO owners ◾ TRAs were introduced in the 1990s and have recently become much more common in IPOs (both traditional and de-SPAC transactions); they have a number of practical implications in financial analyses and M&A transactions – Relatedly, an Up-C is a corporate structure that is often encountered in conjunction with a TRA and will require additional consideration as compared to a typical C-corp structure (the most common public company form) 1 Source: Company materials, academic research and other public sources.

*** For Discussion Purposes On ly *** Tax Attributes Potentially Subject to TRAs ◾ Tax basis held by the company before the IPO; assets will continue to be depreciated or Pre-IPO amortized for tax accounting purposes following the IPO Basis◾ This may be basis that was created when the pre-IPO owners initially acquired the company (e.g., in a corporate carveout or under a 338(h)(10) election) Related to Company’s ◾ NOLs held by the company pre-IPO continue to remain available for use by the company NOLs Pre-IPO Tax once it is publicly traded Attributes ◾ Other tax attributes may include Alternative Minimum Tax credits, foreign tax credits and Other items related to stock-based compensation ◾ In an Up-C structure, there can be a step-up in the tax basis of the company’s assets and Basis Step- liabilities that is triggered by the IPO Created In Up at IPO◾ Tax attributes are created when operating partnership (OP) units are exchanged or sold Connection to the public company C-corporation at the time of IPO With IPO (e.g., Up-C ◾ In an Up-C structure, the pre-IPO owners party to a TRA generally retain some of their Structure) Subsequent OP units post-IPO; future exchanges of units create additional basis step-ups Basis Step- Ups◾ Additionally, TRA payments themselves create additional basis step-ups in a circular manner, as these payments are considered additional purchase price

*** For Discussion Purposes Only *** General Structure Overview: Up-C IPO With a TRA Umbrella Partnership C-Corporation Overview Structure Summary ◾ A company planning to go public that has its assets and operations in an operating partnership or who will contribute them to one (“OP,” a pass-through entity for tax Public Pre-IPO Own ers purposes) can pursue a Up-C IPO Shareholders – Initially the OP is 100% owned by pre-IPO owners 100% of Class B 100% of Class A 0% Economic ◾ A C-corporation (taxable entity) is formed and carries out 100% Economic 100–X% Voting an IPO, selling shares to public investors and receiving cash X% Voting TRA the OP units, thereby Payments◾ The C-corp uses the cash to purchase Publicly Traded becoming a partner in the OP alongside the pre-IPO owners C-Corp ◾ Pre-IPO owners retain whatever OP units were not sold and have the right to swap OP units one-for-one in Sole Managing exchange for shares of the public corporation post IPO Member 100–X% of OP Units X% of OP Units – Under this structure, pre-IPO owners also receive a separate class of shares in the public corporation with supervoting rights but no additional economics OP ◾ Under U.S. tax law, this structure allows the public C-Corp to receive a step-up in the basis of its pro rata share of the OP’s assets, which provides a future cash tax benefit to the corporation All assets and operations ◾ A TRA can be used to pay pre-IPO owners a portion of the tax savings created by the incremental amortization expense if and when those tax benefits are realized by the C-Corp Source: Company materials, academic research and other public sources.

*** For Discussion Purposes Only ***

Current Picasso Structure



Management Coinvestors and Others
Vista
Onex
Canada Pension Plan Investment Board
Company D&Os
Public Stockholders
2% interest in Topco
98% interest in Topco
34,205,680 Class A Common Stock ~20.7% of Class A
71,118,123 Class A Common Stock ~43.0% of Class A
10,111,111 Class A Common Stock ~6.1% of Class A
1,208,949 Class A Common Stock ~0.7% of Class A
48,583,080 Class A Common Stock ~29.4% of Class A
Severin Topco LLC ("Topco")
37,654,059 Class B Common Stock ~18.6% of the voting power the Company(voting rights only)
165,226,943 Class A Common Stock ~81.4% of the voting power the Company
PowerSchool Holdings, Inc. (the "Company")
37,654,059 LLC units ~18.6% of the outstanding LLC units(economic rights only)
165,226,943 LLC units(1) ~81.4% of the outstanding LLC units
PowerSchool Holdings LLC (the "LLC")
Operating Entities

Note: The figures and structure chart are approximate and for illustrative purposes only, and have been derived from the Company's prospectus dated July 27, 2021, the Company's Schedule 14A, dated as of April 4, 2024 and the organizational chart provided in the virtual data room of the Company.

(1) Numerous blocker entities sit between the Company and the LLC.

CENTERVIEW PARTNERS

4

*** For Discussion Purpose s Only *** TRAs In M&A ◾ Should a public company that is party to a TRA undergo a change-of-control, the TRA generally calls for an acceleration of the estimated future payments – Calculation of the liability involves an NPV calculation, oftentimes using a discount rate based on a spread to LIBOR or SOFR, and takes into account variables including the company’s taxable income and tax rate – Calculation includes both currently existing tax attributes (i.e., those picked up in the balance sheet carrying value of the TRA liability) as well as those that are deemed to come into existence from a basis step-up triggered by the exchange of pre-IPO owners’ retained OP units – In a change-of-control, the value of the TRA increases with the price paid, as the OP units deemed to be exchanged are worth more at a higher price, increasing the amount of the associated basis step-up ◾ Treatment of the TRA liability is one part of an M&A negotiation and is impacted by the deal circumstances ◾ A review of precedents suggests three general approaches are used: – TRA eliminated with no payment – TRA settled at a discounted payment or paid installments – TRA remains in place *

*** For Discussion Purposes Only ***

TRA Precedents – M&A Context

Date	Acquirer	Target	Primary TRA Holder (Pre-IPO Owner)	% Own.	TEV ($bn)	Total TRA CoC Pymt $mm	Total TRA CoC Pymt % Deal Size	Terminated w/o Payment?	Payment to Term. $mm	Payment to Term. % Total Liab.
TRA Holder Ownership ≥50%										
Mar-23	Solenis	Diversey	Bain Capital	73%	$4.6	$77	2%	✓		
Dec-22	BDT	Weber	BDT Capital Partners	67%	3.7	9	0%[2]	✓		
Sep-22	CVS	Signify Health	New Mountain	60%	8.0	59[1]	1%	✓		
May-22	Chicken Soup for the Soul	Redbox	Apollo Global Management	74%	0.4	165	44%	✓		
Nov-21	Advent, Permira & Others	McAfee	TPG, Intel, Thoma Bravo, GIC	94%	14.0	392	3%	✓		
Sep-21	Goldman Sachs	GreenSky	CEO, director, TPG	79%	2.2	446	20%	✓		
Aug-21	Chesapeake Energy	Vine Energy	Blackstone	71%	2.2	7	0%	✓		
Aug-21	DraftKings	Golden Nugget Online	Tilman Fertitta	80%	1.4	322	23%	✓		
Nov-20	American Securities	Foundation Bldg. Mats.	Lone Star Funds	52%	1.4	<85	6%		75	88%
Mar-19	Brookfield	Oaktree	Senior execs. and others	54%	7.9	188	2%	*TRA amended in merger to fixed payment schedule*		
Aug-17	United Rentals	Neff Corporation	Wayzata Funds	63%	1.3	30	2%	✓		
May-17	Surgery Partners	NSH	HIG Capital	54%	0.8	120	16%	*TRA amended in merger to fixed payment schedule*		
Apr-17	Century Communities	UCP	PICO Holdings	57%	0.4	–		✓		
Oct-13	Sumitomo	Edgen	Jefferies Capital Partners	56%	1.1	2	0%	✓		
Median				***65%***		***$77***	***2%***		***$75***	***88%***
Mean				***67%***		***140***	***9%***		***75***	***88%***
TRA Holder Ownership ≤50%										
Dec-23	Stone Point, Gen. Atlantic	HireRight	General Atlantic	48%	$1.7	$184[1]	11%	*Acceleration provision waived; TRA to remain outstanding*		
Sep-23	Smuckers	Hostess	C. Dean Metropoulos	NA	5.6	85	2%		86	102%
Jul-23	Rithm Capital	Sculptor Capital	Och-Ziff Capital	13%	0.7	173[1]	24%	*Accel. provision does not exist; Agreed to TRA guaranty*		
Feb-23	CD&R	Focus Financial Partners	Stone Point Capital	20%	7.0	225	3%		300	133%
Jan-23	Nuvei	Paya	GTCR	34%	1.3	20	2%		20	100%
Aug-22	Global Payments	EVO Payments	Founder Rafik Sidhom, MDP	~20%	4.0	322	8%		225	70%
May-22	Digital Bridge	Switch	Founder and affiliates	24%	10.3	1,196	12%		75	6%
Mar-21	Expro Group	Frank's International	Mosing Family	NA	2.1	18			15	83%
Jan-21	Optum (UnitedHealth)	Change Healthcare	Blackstone, H&F	20%	12.8	178[1]	1%		<178[3]	100%
Dec-20	Vista, Partners Group	Pluralsight	Insight Partners	4%	3.5	417	12%	✓		
Oct-20	Pioneer	Parsley Energy	Founders and affiliates	15%	7.6	164	2%		164	100%
Jul-20	MDP	Benefytt	Founder Michael Kosloske	9%	0.6	35[1]	5%		40	116%
Jan-20	Yum Brands	Habit Restaurant	KarpReilly	11%	0.4	63	17%		50	79%
Sep-18	Univar	Nexeo	TPG	35%	2.0	71	4%		60	84%
May-17	Avantor	VWR Corporation	Varietal	35%	6.5	58	1%		56	97%
Apr-17	Tyson Foods	AdvancePierre Foods	Oaktree	42%	4.2	254	6%		224	88%
Feb-17	SoftBank	Fortress	Founding principals	45%	3.3	154	5%		154[4]	100%
Sep-14	Encana	Athlon Energy	Athlon management	17%	5.9	–[5]	0%		25	
Median				***20%***		***$159***	***5%***		***$68***	***99%***
Mean				***24%***		***201***	***7%***		***107***	***90%***
Memo: Picasso				***64%***	***$6.0[6]***	***$465 - $500***	***7.8% - 8.3%***			

Source: Company filings and FactSet as of April 29, 2024.
(1) Reflects stated TRA liability at date of last filing.
(2) BDT was owner of previous TRA; existing liability near completion at time of merger.
(3) Terminated each TRA by making the respective early termination payments specified, pursuant to the applicable discount rate and methodology set forth.
(4) TRA amended in merger agreement to fixed payment schedule equal to required change of control payment.
(5) Athlon filings stated was not expecting to be in a federal income tax paying position for the foreseeable future, and so did not recognize a TRA liability.
(6) Reflects illustrative transaction value.

CENTERVIEW PARTNERS
6

*** For Discussion Purposes Only *** Assumes headline share price of $24.50 and fully diluted share count of ~214.9m Analysis at Various Scenarios of TRA Payout Headline Share Price Metric $24.50 $24.50 $24.50 $24.50 $24.50 $24.50 Illus. TRA Payment $500 $400 $300 $200 $100 $0 Illus. TRA Payment Per Share Impact $2.33 $1.86 $1.40 $0.93 $0.47 $0.00 Illus. Price Per Share ex TRA $22.17 $22.64 $23.10 $23.57 $24.03 $24.50 Premia at Various Share Prices Current $17.32 28.0% 30.7% 33.4% 36.1% 38.8% 41.5% 52W High $25.16 (11.9%) (10.0%) (8.2%) (6.3%) (4.5%) (2.6%) 52W Low $16.41 35.1% 38.0% 40.8% 43.6% 46.5% 49.3% 30 Day VWAP $19.28 15.0% 17.4% 19.8% 22.2% 24.6% 27.1% 90 Day VWAP $21.31 4.0% 6.2% 8.4% 10.6% 12.8% 14.9% Note: Units in millions, except per share amounts. Source: Company financials and FactSet as of 04/30/24.

Appendix *** For Discussion Purposes Only ***

Picasso Early Termination Payment – As per E&Y Existing TRA Attribute Hypothetical Exchange TRA Assumed Share Price Payment Attribute and Iterative Payment Total Payment Due At Close $25.00 per share $335,611,626 $136,275,266 $471,886,892 $27.50 per share $335,611,626 $150,727,410 $486,339,036 $30.00 per share $335,611,626 $165,179,523 $500,791,149 $32.50 per share $335,611,626 $179,631,611 $515,243,237 $35.00 per share $335,611,626 $194,083,679 $529,695,305 $37.50 per share $335,611,626 $208,535,730 $544,147,356 $40.00 per share $335,611,626 $222,987,767 $558,599,393 $42.50 per share $335,611,626 $237,439,792 $573,051,417 Notes and assumptions: 1) Assumes a discount rate of 5.50% computed as the minimum of (i) SOFR plus 100 bps taking into account a spread for the difference in LIBOR and SOFR; and (ii) 5.50% per the “Early Termination Rate” of the TRA 2) Assumes a blended federal tax rate and state/local tax rate per clause (iii) of the definition of “Valuation Assumptions“ in the TRA (based on 2023 apportionment factors) 3) Pubco has $41.6M of accrued TRA payments through 12/31/2023 that have not been paid as the company is unable to make tax distributions pursuant to its credit agreement ◾ Advisors’ recommended approach to first round of sales process: Bidders assume total TRA payment is $500M and treat as a debt like item◾ Each incremental $1.00 per share price represents approximately $5M in value 9 Source: Calculated by EY based on Picasso data and the assumptions outlined above.

*** For Discussion Purposes Only ** * Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Picasso in connection with its evaluation of a proposed sale of Picasso and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Picasso and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Picasso. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Picasso or any other entity, or concerning the solvency or fair value of Picasso or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Picasso as to the future financial performance of Picasso, and at your direction Centerview has relied upon such forecasts, as provided by Picasso’s management, with respect to Picasso. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performingthis financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Picasso. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Picasso (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Picasso or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 10